Rule 424(b)(3)
                                                               SEC No. 333-49989

                                                        Supplement to Prospectus
                                                                January 26, 2000


                               SENSAR CORPORATION

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      This supplement is a part of and should be read in conjunction with the prospectus of Sensar Corporation (the "Company")
                     dated May 29, 1998 (the "Prospectus")
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     Capitalized terms used but not defined herein have the same meaning as set forth in the Prospectus.

Selling Shareholders

     Abraham Elias, a Selling Shareholder identified in the Prospectus, gifted warrants to purchase 2,100 shares of common stock at an exercise price of $1.25 per share to Congregation Ahavas Tzdokah Z'Chesed. This transfers all of those warrants that were formerly held by Mr. Elias. All share amounts and exercise prices contained in this supplement have been adjusted to give effect to the consolidation of the issued and outstanding common stock of Sensar that occurred May 3, 1999, and the forward split that was effective for shareholders of record at the close of business January 17, 2000. Consequently, the table of Selling Shareholders is amended to include Congregation Ahavas Tzdokah Z'Chesed as a Selling Shareholder with respect to the 2,100 shares of common stock subject to the transferred warrants. In addition to the shares subject to these warrants, the Congregation Ahavas Tzdokah Z'Chesed holds 23,778 shares of common stock that are not subject to this registration statement and that will be held by it on completion of the offering described herein. Congregation Ahavas Tzedakoh Z'Chesed is not, and has not been during the past three years, affiliated with the Company.